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                                                            Exhibit 10.25.3




                            AMENDMENT AGREEMENT

     This Amendment Agreement is made this 31st day of January, 1994, by and between Grays Ferry Cogeneration Partnership, a partnership with offices of its managing partner, O'Brien (Schuylkill) Cogeneration, Inc., located at 225 South Eighth Street, Philadelphia, Pennsylvania 19106 ("SELLER"), and PECO Energy Company, formerly known as Philadelphia Electric Company, a Pennsylvania corporation with offices located at 2301 Market Street, Philadelphia, Pennsylvania 19101 ("PECO ENERGY").

                                BACKGROUND

     SELLER and PECO ENERGY are parties to an Agreement for Purchase of Electric Output dated as of July 18, 1992 ("Original Agreement"), pursuant to which SELLER agreed to sell, and PECO ENERGY agreed to purchase, the net electric output to be generated by SELLER from a cogeneration facility ("Facility") to be constructed by SELLER on certain property subleased by SELLER from Philadelphia Thermal Energy Corporation ("PTEC") under a Site
Lease dated November 11, 1991, as amended.   The Original Agreement was
approved by the Pennsylvania Public Utility Commission ("PUC") by Order entered on March 15, 1993. PECO ENERGY, the owner of the property on which the Facility is to be constructed, consented to the sublease of the property from PTEC to SELLER (but not the assignment of SELLER's rights under the Original Agreement to any party other than PECO ENERGY) pursuant to a letter dated September 16y, 1991 ("Original Consent").

     SELLER now has advised PECO ENERGY that the Facility will be constructed in two phases, the first of which will generate approximately 31 megawatts ("Phase I") and the second of which will generate approximately 119 megawatts ("Phase II"). Because it is possible that the construction of Phase II may be delayed or, under certain circumstances, be undertaken by Philadelphia United Power Corporation, its corporate successors or under certain conditions its assigns, SELLER and PECO ENERGY have determined that it would be prudent to restructure the Original Agreement into two separate agreements, one for each Phase, subject to PUC approval, and to revise, subject to PUC approval of the Revised Agreements (as hereinafter defined), the Original Consent.

     All capitalized terms not defined herein shall have the meanings ascribed to them in the Revised Agreements (hereinafter defined).

     NOW, THEREFORE, intending to be legally bound hereby, the PARTIES agree as follows:

     1. Attached hereto as Exhibit A is an Agreement for Purchase of Electric Output (Phase I), covering Phase I of the Facility, and attached hereto as Exhibit B is an Agreement for

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Purchase of Electric Output (Phase II), covering Phase II of the Facility
(collectively, "Revised Agreements").

     2. Attached hereto as Exhibit C is a revised consent to sublease from PECO ENERGY to PTEC ("Revised Consent").

     3. (a) The Revised Agreements shall become effective upon (i) their execution by authorized representatives of the PARTIES, (ii) the acceptance by the PARTIES, in the manner specified below, of the terms of a valid, binding and unappealed final order of a court or the PUC ruling upon PECO ENERGY's COST, and (iii) approval of the Revised Agreements by the PUC without modification as a contract with an affiliated interest under 66 Pa.C.S. 2102.

          (b) Within thirty (30) days after the execution of this Amendment Agreement, PECO ENERGY shall prepare and file a COST RECOVERY PETITION for the Revised Agreements. At the same time, in view of the fact that Adwin Equipment Company, a wholly owned subsidiary of PECO ENERGY, is one of the general partners of SELLER, PECO ENERGY shall prepare and file a petition with the PUC seeking approval of the Revised Agreements without modification under the affiliated interest provisions of 66 Pa.C.S. 2102. Within sixty (60) days after (a) the date of entry of an unappealed valid, binding and final order of the PUC ruling on the COST RECOVERY PETITION,
(b) the filing date of an unappealed valid, binding and final order of a court on appeal from such a PUC ruling or (c) the date of entry of an unappealed valid, binding and final order of the PUC ruling on the cost recovery petition on remand, each PARTY shall provide the other PARTY with written notice of its acceptance or nonacceptance of the terms and conditions of the final order ruling upon the COST RECOVERY PETITION. Neither PARTY, however, shall have the right to reject the terms and conditions of such a final order if the relief sought in the COST RECOVERY PETITION is granted without modification. The failure to provide written notice of acceptance or nonacceptance under this Section 2 within the required time period shall be deemed to be acceptance of the terms and conditions of the final order. If the relief sought in the COST RECOVERY PETITION is granted without modification, the condition precedent set forth above shall be deemed to be satisfied as of the filing date or date of entry of the final order ruling upon the COST RECOVERY PETITION. If the relief sought in the COST RECOVERY PETITION is granted with modification, and the PARTIES accept the terms and conditions of the final order, the PARTIES shall promptly execute an appropriate modification to the Revised Agreements, and the condition precedent set forth above shall be deemed to be satisfied as of the effective date of such modification.
Notwithstanding the final ruling on the COST RECOVERY PETITION, if the PUC does not approve the Revised Agreements without modification under the affiliated interest provisions of 66 Pa.C.S. 2102, the Revised Agreements shall not become effective.

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     4.   Upon approval of the Petition regarding the Revised Agreements as set forth above in Section 3, the Original Agreement shall terminate and the Revised Agreements shall be in full force and effect. If the Petition regarding the Revised Agreements is not approved as set forth in Section 3, the Revised Agreements shall terminate, become null and void, and shall cease to have any force or effect, and the Original Agreement shall be and remain in full force effect as if the Revised Agreements did not exist.

     5. Upon the Revised Agreements becoming effective as set forth above in Section 4, the Original Consent shall terminate as set forth above in
Section 4 and the Revised Consent shall be in full force and effect. If the Revised Agreements shall terminate, the Revised Consent shall terminate, become null and void, and shall cease to have any force or effect, and the Original Consent shall be and remain in full force and effect as if the Revised Consent did not exist.

     IN WITNESS WHEREOF, the PARTIES have caused this Amendment Agreement to be executed as of the day and year first above written.


                              PECO ENERGY COMPANY, formerly known as
                              PHILADELPHIA ELECTRIC COMPANY


Attest:/s/                    By:/s/ William H. Smith III
                                   William H. Smith, III


                              GRAYS FERRY COGENERATION
                              PARTNERSHIP


Attest:/s/                    By: /s/ Robert A. Shinn
                                   Robert A. Shinn
                                   Vice President
                                   O'Brien (Schuylkill)
                                   Cogeneration, Inc.